Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

August 24, 2023

Splunk Inc.

270 Brannan Street

San Francisco, California 94107

Re:       Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Splunk Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 3,500,000 shares of the Company’s common stock reserved for issuance pursuant to the Splunk Inc. Amended and Restated 2022 Equity Incentive Plan (which plan is referred to herein as the “Plan” and which shares of common stock are referred to herein as the “Shares”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares under the Plan.

It is our opinion that the Shares, when issued and sold in compliance with the prospectus delivery requirements and upon the terms and in the manner described in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation

austin        beijing        boston        BOULDER        brussels        hong kong        london        los angeles        new york        palo alto
SALT LAKE CITY         san diego        san francisco        seattle        shanghai        washington, dc        wilmington, de